Exhibit 10.10

Overview

Performance Unit Program:                  Cycle

                 Performance Period

PerkinElmer, Inc.

(as approved on December 8, 2008)

Overview

The Performance Unit Program is a component of the Officer Long-term Incentive Program (LTIP) and awards under the Program are made pursuant to the shareholder-approved 2005 Incentive Plan or any successor shareholder-approved plan. The Performance Unit Program (Program) is designed to provide award opportunities based on sustained operational excellence, a strong link to shareholder success with connection between award values and share price movement, and to provide cash-based opportunities to facilitate executive retention.

The Program is based on achievement against a combination of financial measures. For the                  Performance Period, the financial measures are [insert approved measures for the period]. The performance targets are shown below.

Eligibility

Eligibility is limited to Officers of the Company. Participants are designated by the Compensation and Benefits Committee of the Board of Directors (“the Committee”). Participants are approved for participation at [insert description of basis of Unit calculation] at the beginning of the Performance Period.

Performance Periods

The Performance Period begins                  and ends                 . Award payout will be made at the end of the [insert length of Performance Period] cycle based on the achievement of performance targets.

Grant of Performance Units

At the beginning of the Performance Period, each Participant is granted a number of Units. The actual number of Units granted to each Participant is approved by the Committee.

The Committee will determine the number of Units to be granted [insert description of Unit determination].

Financial Measures

The performance targets for the [insert length of period] period ending                    are as follows:

Evaluation of performance against targets may include adjustments for certain events including acquisitions, divestitures, restructuring and other non-recurring events as approved by the Committee.

Award Calculation

After the end of the Performance Period, the Committee approves the performance level achieved and the award payouts under the Program.

A Participant’s actual Unit award payout is determined by [insert description of award payout calculation].

Award Payout

Awards are paid out in cash in the calendar year following the end of the Performance Period no later than March 15 of such year. A Participant may elect to defer payouts of Units under the terms of the Company’s Deferred Compensation Plan, in which case the terms of such plan will govern the payment with respect to the Unit.

Employment Changes

If a Participant’s employment is terminated for any reason other than death or disability prior to the date that the award is paid, the Participant is not entitled to an award.

If a Participant dies or becomes disabled, a target award will become vested and would be paid to the Participant based on a pro-rata portion of time that the Participant was employed during the Performance Period. The award would be paid no later than March 15 of the year following the year that the Participant dies or became disabled.

Upon a change in control of the Company (as defined in the Restricted Stock agreement), the award will become vested and will be paid out at target within 30 days following such event.